UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): September 28, 2023

Cognizant Technology Solutions Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	0-24429	13-3728359
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Frank W. Burr Blvd.
Teaneck, New Jersey 07666
(Address of Principal Executive Offices including Zip Code)
(201) 801-0233
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.01 par value per share	CTSH	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On September 28, 2023, Cognizant Technology Solutions Corporation (the “Company”) announced the appointment of Mr. Jatin Dalal as Chief Financial Officer. The appointment is anticipated to be effective in December 2023. Mr. Dalal will report to Ravi Kumar S, Cognizant’s Chief Executive Officer, and oversee, among other responsibilities, Cognizant’s worldwide financial planning and analysis, accounting and controllership, tax, treasury and internal audit, corporate development, investor relations, and enterprise risk management functions.

Mr. Dalal served as Chief Financial Officer of Wipro Limited (“Wipro”), a publicly traded multinational technology and services consulting company, since April 2015 and assumed additional responsibilities as President in December 2019. Prior to that, he held various positions of increasing responsibility at Wipro, including serving as CFO, IT Business from 2011 to 2015. He joined Wipro in 2002 from the General Electric Company, where he began his career in 1999.

Mr. Dalal will succeed Jan Siegmund, who, as the Company previously disclosed, informed the Company of his intent to retire in early 2024. Upon Mr. Dalal’s assumption of the role as the Company’s Chief Financial Officer, Mr. Siegmund will remain with the Company as a non-executive officer and special advisor to the Company until early 2024 to support an orderly transition of responsibilities.

Mr. Dalal holds a Bachelor of Engineering degree from National Institute of Technology (NIT), Surat, India as well as a Post Graduate Diploma in Business Administration (PGDBA) with a specialization in Finance and International Business from NMIMS, Mumbai, India. He is a Chartered Accountant (India), Cost Accountant (ICWA India), Chartered Management Accountant (CIMA-UK) and Chartered Financial Analyst (US). Mr. Dalal is also an alumnus of the Advanced Management Program of The Wharton School of the University of Pennsylvania.

Mr. Dalal has entered into an offer letter (the “Offer Letter”) with the Company that provides for annual target compensation of $5,200,000, consisting of (i) a base salary of $750,000, (ii) an annual cash incentive target of 1x base salary ($750,000) in accordance with the terms of the Company’s annual cash incentive compensation program, (iii) performance-based restricted stock units (“PSUs”) vesting over a three-year period with a grant date fair value equal to $1,850,000 and (iv) time-based restricted stock units (“RSUs”) with a grant date fair value equal to $1,850,000. In order to ensure the vesting of his full RSU target compensation amounts beginning in 2024, Mr. Dalal will also receive an award of RSUs when he begins employment in the form of a transition award with a grant date fair value depending upon the date of Mr. Dalal’s employment (which is currently estimated to be $2,312,500 with front-loaded vesting (the “Transition Award”).

In addition, in connection with his appointment, Mr. Dalal is entitled to receive the following one-time awards: (a) an equity award consisting of RSUs with a grant date value of $765,000, vesting in substantially equal quarterly installments over the one year period following his start date (the “RSU Buyout Award”), (b) PSUs vesting over a one-year period with a grant date fair value equal to $1,850,000 to assist in reaching his PSU target compensation for 2024, (c) PSUs vesting over a two-year period with a grant date fair value equal to $1,850,000 to assist in reaching his PSU target compensation for 2025, and (d) a cash sign-on bonus of $300,000 (the “Sign-on Bonus”). The Transition Award and RSU Buyout Award will be granted as of the date of Mr. Dalal’s employment with the Company. The special one-year PSUs, two-year-PSUs and the first annual award of three-year PSUs are expected to be granted no later than March 31, 2024.
Under the terms of the Offer Letter, Mr. Dalal will enter into an Executive Employment and Non-Disclosure, Non-Competition and Invention Assignment Agreement generally in the form generally applicable to executive officers of the Company (filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed for the fiscal quarter ended June 30, 2022).

The foregoing description of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to the actual Offer Letter, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.
Item 9.01.    Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1
Offer Letter, by and between the Company and Jatin Dalal, acknowledged and agreed as of September 25, 2023 (portions of this Exhibit have been redacted in accordance with Item 601(b)(10)(iv) of Regulation S-K)

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

By:	/s/ John Kim
Name:	John Kim
Title:	Executive Vice President, General Counsel, Chief Corporate Affairs Officer and Secretary

Date: September 28, 2023